Exhibit 10.1

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of June 30, 2021, by and between EAST WEST BANK (“Bank”) and BERKELEY LIGHTS, INC. (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank, and amends and restates, in its entirety, that certain Loan and Security Agreement by and between Bank and Borrower dated as of May 23, 2018 (as amended from time to time prior to the date hereof, including by that certain First Amendment to Loan and Security Agreement dated as of April 18, 2019 and that certain Second Amendment to Loan and Security Agreement dated as of March 19, 2020, collectively, the “Original Agreement”).

AGREEMENT

The parties agree as follows:

1.    DEFINITIONS AND CONSTRUCTION.

1.1    Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2    Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

2.    LOAN AND TERMS OF PAYMENT.

2.1    Credit Extensions.

(a)    Promise to Pay. Borrower promises to pay to Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b)    Term Loan.

(i)    Subject to and upon the terms and conditions of this Agreement, on the Closing Date, Bank shall make a term loan to Borrower in an amount equal to Twenty Million Dollars ($20,000,000) (the “Term Loan”), which shall be used to refinance the Term Loan (as such term is defined in the Original Agreement) outstanding as of the Closing Date.

(ii)

a)    Interest shall accrue from the date the Term Loan is made at the rate specified in Section 2.3(a), and shall be payable monthly on the first (1st) day of each month commencing on first (1st) day of the first month after the Term Loan is made.

b)    The Term Loan shall be repaid in (x) twenty-four (24) equal monthly installments of principal plus accrued but unpaid interest, if the Amortization Date is July 1, 2023; (y) eighteen (18) equal monthly installments of principal plus accrued but unpaid interest, if the

Amortization Date is January 1, 2024; or (z) twelve (12) equal monthly installments of principal plus accrued but unpaid interest, if the Amortization Date is July 1, 2024, commencing on the Amortization Date and continuing on the same day of each month thereafter through the Term Loan Maturity Date, at which time all outstanding amounts owing under this Section 2.1(b) shall be immediately due and payable. The Term Loan, once repaid, may not be reborrowed. Borrower may prepay the Term Loan without penalty or premium.

(c)    Advances Under Revolving Line.

(i)    Amount. Subject to and upon the terms and conditions of this Agreement Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (A) the Revolving Line or (B) the Borrowing Base. Amounts borrowed pursuant to this Section 2.1(c) may be repaid and reborrowed at any time without penalty or premium prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(c) shall be immediately due and payable.

(ii)    Form of Request. Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission, e-mail or telephone no later than 12:00 p.m., Noon, Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit C. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any facsimile or telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(c) to a deposit account designated by Borrower in writing.

2.2    Overadvances. If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

2.3    Interest Rates, Payments, and Calculations.

(a)    Interest Rates.

(i)    Term Loan. Except as set forth in Section 2.3(b), the Term Loan shall bear interest, on the outstanding daily balance thereof at a fixed rate equal to four and seventeen-hundredths of one percent (4.17%).

(ii)    Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to seven-tenths of one percent (0.70%) above the Prime Rate.

(b)    Late Fee; Default Rate. If any payment is not made within ten (10) days after the date such payment is due, at Bank’s election, Borrower shall pay Bank a late fee equal to the lesser of (i) three percent (3%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. At Bank’s election, all Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to three (3) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)    Payments. Interest hereunder shall be due and payable on the first (1st) calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments, in each case if and when due, against, first, a deposit account designated by Borrower in writing, and second, if insufficient funds remain in such account, any of Borrower’s other deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

(d)    Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. Any change to the Prime Rate and related chargeable interested under the Loan Documents, as well as an updated loan amortization table, will be communicated and delivered within ten (10) Business Days of such adjustment.

2.4    Crediting Payments. Prior to the occurrence of an Event of Default that is continuing, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its reasonable discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5    Fees.

(a)    Term Loan Facility Fee. On the Closing Date, a fee equal to Two Hundred Thousand Dollars ($200,000), which shall be nonrefundable;

(b)    Revolving Line Facility Fee. On the Closing Date, a fee equal to One Hundred Thousand Dollars ($100,000), which shall be nonrefundable;

(c)    Bank Expenses. Promptly after receiving an invoice from Bank, Borrower shall pay to Bank all Bank Expenses incurred through the Closing Date (which shall not, without approval from Borrower, exceed Thirty Thousand Dollars ($30,000)), less any amounts paid specifically for Bank Expenses prior to such invoicing, and, after the Closing Date, all Bank Expenses, as and when they become due.

2.6    Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.8, shall continue in full force and effect for so long as any Obligations (other than inchoate indemnity obligations and obligations that expressly survive termination) remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations and obligations that expressly survive termination) in their entirety, Borrower may simultaneously with such payment terminate this Agreement upon three (3) Business Days written notice to Bank.

3.    CONDITIONS OF LOANS.

3.1    Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)    this Agreement;

(b)    an officer’s certificate of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)    UCC National Form Financing Statement;

(d)    with respect to the initial Advance under the Revolving Line only, completion of an audit of the Collateral, with results reasonably satisfactory to Bank;

(e)    agreement to furnish insurance;

(f)    current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(g)    current financial statements, including audited statements for Borrower’s most recently ended fiscal year, together with an unqualified opinion (or an opinion qualified only for going concern solely related to Borrower’s liquidity), company prepared consolidated balance sheets and profit and loss statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(h)    current Compliance Certificate in accordance with Section 6.2;

(i)    a current Perfection Certificate;

(j)    securities and/or deposit account control agreements with respect to any accounts permitted hereunder to be maintained outside Bank;

(k)    a Lessor’s Acknowledgment and Subordination with respect to each of Borrower’s leased locations;

(l)    a Bailee Waiver with respect to each third-party location where Borrower maintains any of the Collateral valued in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(m)    an Automatic Debit Authorization; and

(n)    such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2    Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)    with respect to the initial Advance under the Revolving Line, Borrower shall have delivered to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable, no later than the date which is thirty (30) days prior to Bank’s making of the initial Advance under the Revolving Line;

(b)    timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(c)    the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.    CREATION OF SECURITY INTEREST.

4.1    Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Borrower also hereby agrees not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property, except in connection with Permitted Liens and Permitted Transfers. Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations (other than inchoate indemnity obligations and obligations that expressly survive termination) are outstanding. Upon request by Borrower and payment in full in cash of the Obligations (other than inchoate indemnity obligations and obligations that expressly survive termination) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall promptly release its liens and interests in the Collateral and Bank shall take such actions as reasonably requested by Borrower in order to cause such Liens to be terminated of record (including filing UCC-3 or other similar termination statements with respect to such Liens).

4.2    Perfection of Security Interest. Borrower authorizes Bank to file at any time financing statements, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable. Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Revised Article 9 of the Code is then in effect in that jurisdiction. Borrower shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrower shall use commercially reasonable efforts as Bank reasonably requests for Bank to (i) Subject to Section 7.10 below, obtain an acknowledgment, in form and substance reasonably satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, and (ii) subject to Section 6.6, obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Revised Article 9 of the Code) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance reasonably satisfactory to Bank. Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper. Borrower from time to time may deposit with Bank specific cash collateral to secure specific Obligations; Borrower authorizes Bank to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3    Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon prior written notice of not less than fifteen (15) days, from time to time during Borrower’s usual business hours but no more than once a year (unless an Event of Default has occurred and is continuing), to inspect Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4     Pledge of Collateral. Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

5.    REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

5.1    Due Organization and Qualification. Borrower and each Subsidiary is an entity duly existing under the laws of the jurisdiction in which it is organized and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2    Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3    Collateral. Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. The accounts receivable are bona fide existing obligations. Borrower has not received written notice of actual or imminent Insolvency Proceeding of any account debtor whose accounts are included in any Borrowing Base Certificate as an account receivable. No licenses or agreements giving rise to such accounts receivable is with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule or as permitted under Section 6.6, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4    Intellectual Property. Borrower is the sole owner or licensee of the Intellectual Property, except for (a) licenses permitted hereunder or granted by Borrower to its customers in the ordinary course of business, (b) over the counter software that is commercially available to the public and (c) those agreements into which Borrower has entered that provide for joint ownership of certain intellectual property rights created during the course of the engagement. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect.

5.5    Name; Location of Chief Executive Office. Except as disclosed in the Schedule or for which notice has been provided in accordance with Section 7.2, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office of Borrower is located in the Chief Executive Office State at the address indicated in Section 10 hereof.

5.6    Actions, Suits, Litigation, or Proceedings. Except as set forth in the Schedule or for which notice has been provided in accordance with Section 6.2, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against Borrower or any Subsidiary before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

5.7    No Material Adverse Change in Financial Statements. All consolidated and consolidating (if prepared) financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower’s consolidated and consolidating (if prepared) financial condition as of the date thereof and Borrower’s consolidated and consolidating (if prepared) results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating (if any) financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.8    Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9    Compliance with Laws and Regulations. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act. Borrower is in compliance with all environmental laws, regulations and ordinances except where the failure to comply is not reasonably likely to have a Material Adverse Effect. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except in each case those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

5.10    Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.11    Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12    Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.13    Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank taken together with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

6.    AFFIRMATIVE COVENANTS.

Borrower covenants that, until payment in full of all outstanding Obligations (other than inchoate indemnity obligations and obligations that expressly survive termination), and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1    Good Standing and Government Compliance. Borrower shall maintain its and each of its Subsidiaries’ organizational existence and good standing in the Borrower State, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to Borrower by the authorities of the jurisdiction in which Borrower is organized, if applicable. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, in each case the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2    Financial Statements, Reports, Certificates. Borrower shall deliver to Bank:

(a)    Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter (except for Borrower’s fourth fiscal quarter each year for which the deadline shall be ninety (90) days after the end of such fiscal quarter), a company prepared consolidated and consolidating (if prepared) balance sheet and profits and loss statement covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; provided, however, that at all times after the Springing Collateral Coverage Milestone, such financial statements shall be delivered monthly within thirty (30) days of month end;

(b)    Annual Audited Financial Statements. As soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year, audited consolidated and consolidating (if prepared) financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (including no going-concern comment or qualification) or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank;

(c)    Compliance Certificate. Within forty-five (45) days after the end of each fiscal quarter (except for Borrower’s fourth fiscal quarter each year for which the deadline shall be ninety (90) days after the end of such fiscal quarter), Borrower shall deliver to Bank with the quarterly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto; provided, however, that at all times after the Springing Collateral Coverage Milestone, such Compliance Certificate shall be delivered monthly within thirty (30) days of month end.

(d)    Borrowing Base Certificate. Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit E hereto, together with aged listings by invoice date of detailed accounts receivable and accounts payable; provided, however, that (i) if there have been no outstanding Advances under the Revolving Line for any day in the last ninety (90) days (measured from the date the Borrowing Base Certificate would otherwise be due hereunder) then the Borrowing Base Certificate for such month shall be waived and (ii) Borrower shall also deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit E hereto, together with aged listings by invoice date of accounts receivable and accounts payable along with each Compliance Certificate if and when such Compliance Certificate include accounts receivable in the Collateral Coverage Ratio calculation.

(e)    Annual Operating Budget and Financial Projections. As soon as available, but in any event not later than the earlier of (y) sixty (60) days after the end of each fiscal year and (z) seven (7) days after being approved by Borrower’s board of directors, Borrower’s financial and business projections (detailed quarterly) and budget for the then current year, which have been approved by Borrower’s board of directors and deemed acceptable to Bank; and such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time.

(f)    Security Holder and Subordinated Debt Holder Reports. If applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt (excluding any materials provided to such security holders, stockholders, or holders of Subordinated Debt solely in their capacity as members of Borrower’s Board of Directors) and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

(g)    Legal Action Notice. Promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000.00) or more.

(h)    Default. As soon as possible and in any event within three (3) Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(i)    Audit. Bank shall have a right, upon reasonable prior notice, from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted during normal business hours and no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing and with no less than fifteen (15) days notice of such audit request.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer. To the extent any such documents are included in materials otherwise filed with the SEC, such documents shall be deemed to have been delivered on the date on which Borrower or any of its Subsidiaries posts such documents, or provides a link thereto, on Borrower’s or any of its Subsidiaries’ website on the internet at Borrower’s or any of its Subsidiaries’ website address; provided, however, Borrower shall promptly notify Bank in writing (which may be by electronic mail) of the posting of any such documents.

6.3    Inventory; Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date, or as is standard in the industry and reasonably acceptable to Bank. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than Five Hundred Thousand Dollars ($500,000.00).

6.4    Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof reasonably satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.5    Insurance.

(a)    Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)    All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured and specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason (10 days’ notice for cancellation for reason of non-payment of premiums). All policies of insurance shall be addressed to Bank as follows: East West Bank, its Successors and / or Assigns, P.O. Box 390217, Minneapolis, MN 55439. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. All proceeds payable under any such policy shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.6    Accounts. Borrower shall maintain its primary depository and operating accounts with Bank and its primary investment accounts with Bank or Bank’s Affiliates (covered by satisfactory control agreements), with the expectation that at least half of Borrower’s depository and investments accounts will be held with Bank in the United States and China. Any accounts permitted hereunder to be maintained outside Bank shall be subject to control agreements in form and content reasonably acceptable to Bank; provided, however, that Borrower may maintain Excluded Accounts that are not subject to control agreements so long as the aggregate balances of all accounts not subject to a control agreement do not exceed Three Million Dollars ($3,000,000) at any time.

6.7    Remaining Months Liquidity. Borrower shall maintain Remaining Months Liquidity of at least 4.00 to 1.00, measured as of the last day of each fiscal quarter; provided, however, that if Borrower is out of compliance with such Remaining Months Liquidity requirement, it shall not be an Event of Default or a breach of this Section 6.7 if Borrower, within ten (10) Business Days of falling out of compliance (the “IP Trigger Milestone”), executes an Amendment to Loan and Security Agreement and Intellectual Property Security Agreement (in substantially the forms attached hereto as Exhibit F and Exhibit G, respectively) in order to provide Bank with a perfected first priority security interest on Borrower’s Intellectual Property. Furthermore, if after falling out of compliance and entering into the aforementioned documents, Borrower achieves Remaining Months Liquidity of at least 10.00 to 1.00 (the “IP Release Milestone”), Bank agrees to execute the necessary documents required to release such perfected first priority security interest on Borrower’s Intellectual Property.

6.8    Springing Collateral Coverage. At all times after the aggregate amount of Borrower’s Cash at Bank falls below Fifty Million Dollars ($50,000,000) (the “Springing Collateral Coverage Milestone”), Borrower shall maintain a Collateral Coverage Ratio of not less than 1.25 to 1.00.

6.9    Registration of Intellectual Property Rights.

(a) Borrower shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(a)    Borrower shall, in the then-next Compliance Certificate, give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(b)    Borrower shall give Bank prompt written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed.

(c)    Borrower shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents, Copyrights, and trade secrets that have any material value, (ii) subject to any applicable attorney-client privilege, use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights that have any material value and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

6.10    Notice for Inbound Licenses. In the then-next Compliance Certificate after entering into or becoming bound by any inbound license or agreement (other than over-the-counter software that is commercially available to the public), the failure, breach, or termination of which could reasonably be expected to cause a Material Adverse Effect, Borrower shall provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition.

6.11    Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall notify Bank in the then-next Compliance Certificate after the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to cause each such domestic Subsidiary to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the collateral of such Subsidiary (substantially as described on Exhibit B hereto), and Borrower shall grant and pledge to Bank a perfected security interest in the Shares of each Subsidiary (whether foreign or domestic).

6.12    Bank Controlled Account. Beginning upon Bank making the initial Advance under the Revolving Line and at all times thereafter, Borrower shall instruct all account debtors to make payments directly to a Bank controlled account (the “Bank Controlled Account”). Borrower shall hold in trust for Bank all amounts that Borrower receives despite the directions to make payments to the Bank Controlled Account, and immediately deliver such payments to Bank in their original form as received from the customer, with proper endorsements for deposit into the Bank Controlled Account. Borrower irrevocably authorizes Bank to transfer to the Bank Controlled Account any funds that have been deposited into any other accounts or that Bank has received by wire transfer, check, cash, or otherwise (provided that Bank is under no obligation to do so). Bank shall transfer all Collections deposited into the Bank Controlled Account to Borrower’s operating account maintained with Bank within three (3) Business Days of the date received; provided that upon the occurrence and during the continuance of any Event of Default, Bank may apply all Collections to the Obligations in such order and manner as Bank may determine. Bank has no duty to do any act other than to apply such amounts as required above. If an item of Collections is not honored or Bank does not receive good funds for any reason, any amount previously transferred to Borrower’s operating account or applied to the Obligations shall be reversed as of the date transferred or applied, as applicable, and, if applied to the Obligations, the applicable interest will accrue as if the Collections had not been so applied. Bank shall have, with respect to any goods related to Borrower’s accounts receivable, all the rights and remedies of an unpaid seller under the Code and other applicable law, including the rights of replevin, claim and delivery, reclamation and stoppage in transit

6.13    Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.    NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations (other than inchoate indemnity obligations and obligations that expressly survive termination) are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent, which shall not be unreasonably withheld:

7.1    Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or subject to Section 6.6 of the Agreement, move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

7.2    Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office without thirty (30) days prior written notification to Bank; replace its chief executive officer or chief financial officer without thirty (30) days written notification to Bank following such departure; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

7.3    Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (i) such transactions do not in the aggregate exceed One Hundred Thousand Dollars ($100,000) during any fiscal year, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) Borrower is the surviving entity.

7.4    Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness prior to the scheduled maturity or due date, except Indebtedness to Bank.

7.5    Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (i) the licensors of in-licensed property with respect to such property or (ii) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment) that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6    Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that Borrower may (i) repurchase the stock of former employees, consultants or directors in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year, pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (ii) repurchase the stock of former employees, consultants or directors pursuant to stock repurchase agreements in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees , consultants or directors to Borrower regardless of whether an Event of Default exists, (iii) make dividends or distributions solely in the common stock of Borrower; (iv) convert any of its equity or Subordinated Debt securities into other equity or Subordinated Debt securities pursuant to the terms of such securities or otherwise in exchange therefore; (v) purchase capital stock in connection with the exercise of stock options or stock appreciation by way of a cashless exercise, provided that such purchases do not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year and (vi) purchase fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations in an amount not to exceed Fifty Thousand Dollars ($50,000) per fiscal year.

7.7    Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or, subject to the requirements of Section 6.6, maintain or invest any of its Investment Property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower. Further, Borrower shall not enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.

7.8    Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) the sale or issuance of Borrower’s equity securities in a bona fide equity investment round to investors, (iii) Subordinated Debt and (iv) compensation arrangements on fair and reasonable terms approved by Borrower’s Board of Directors.

7.9    Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10    Inventory and Equipment. Other than Inventory and Equipment at customer sites, store the Inventory or the Equipment having a book value in excess of Five Hundred Thousand Dollars ($500,000) with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and (a) Borrower has used commercially reasonable efforts to obtain an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) Bank is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business and for movable items of personal property having book value not in excess of Five Hundred Thousand Dollars ($500,000), and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 and such other locations of which Borrower gives Bank written notice and as to which Bank files a financing statement where needed to perfect its security interest.

7.11    No Investment Company; Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8.    EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1    Payment Default. If Borrower fails to pay any of the Obligations when due;

8.2    Covenant Default.

(a)    If Borrower fails to perform any obligation under Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.8 or 6.12 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)    If Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, so long as Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

8.3    Material Adverse Change. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect.

8.4    Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be made during such cure period);

8.5    Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6    Other Agreements. If there is an uncured default or other uncured failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Three Hundred Thousand Dollars ($300,000) or that would reasonably be expected to have a Material Adverse Effect;

8.7    Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.8    Judgments. If one or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Three Hundred Thousand Dollars ($300,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any Subsidiary and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree).

8.9    Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.    BANK’S RIGHTS AND REMEDIES.

9.1    Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)    Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b)    Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c)    Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)    Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)    Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)    Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale;

(h)    Bank may credit bid and purchase at any public sale;

(i)    Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(j)    Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

Bank may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2    Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clause (g) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnity obligations and obligations that expressly survive termination) have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3    Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4    Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank reasonably deems necessary to protect Bank from the exposure created by such failure; or (c)) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5    Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6    No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrower. Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7    Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8    Demand; Protest. Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.    NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	BERKELEY LIGHTS, INC.
5858 Horton St., Ste. 320
Emeryville, CA 94608
Attn: Kurt Wood, CFO
Email: Kurt.Wood@Berkeleylights.com and Agreements@BerkeleyLights.com

If to Bank:	East West Bank
2350 Mission College Blvd., Suite 988
Santa Clara, CA 95054
Attn: James Tai, Managing Director
Email: James.Tai@eastwestbank.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

12.    GENERAL PROVISIONS.

12.1    Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder. Notwithstanding the foregoing, provided that no Event of Default has occurred hereunder, Bank shall not assign its interests to any Person who in Bank’s reasonable discretion is (i) a direct competitor of Borrower, or (ii) a vulture or distressed debt fund.

12.2    Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents (“an Indemnified Person”) against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement and/or the Loan Documents; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank, its officers, employees and agents as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by an Indemnified Person’s gross negligence or willful misconduct.

12.3    Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5    Correction of Loan Documents. Bank may, with the prior consent of Borrower, correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

12.6    Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.7    Counterparts. This Agreement and any amendments, renewals, extensions, modifications, or refinancings thereof may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing this Agreement (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original hereof.

12.8    Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.9    Effect of Amendment and Restatement. This Agreement is intended to and does completely amend and restate, without novation, the Original Agreement, which shall be terminated on the Closing Date of this Agreement. All security interests granted by Borrower under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement. Without limiting the foregoing, any warrants issued in connection with the Original Agreement (to the extent not yet exercised, terminated or amended and restated in connection with this Agreement) remain in full force and effect.

12.10    Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or Affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulators, and (vi) as Bank may reasonably determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BERKELEY LIGHTS, INC.

By:	/s/ Kurt Wood
Name:	Kurt R. Wood
Title:	Chief Financial Officer

EAST WEST BANK

By:	/s/ James Tai
Name:	James Tai
Title:	Managing Director/Head of Life Sciences

[Signature Page to Amended and Restated Loan and Security Agreement]

EXHIBIT A

DEFINITIONS

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Line.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Amortization Date” means July 1, 2023; provided that (x) if the First Extended Interest-Only Period occurs, the Amortization Date shall mean January 1, 2024; and (y) if the Second Extended Interest-Only Period occurs, the Amortization Date shall mean July 1, 2024.

“Bank Expenses” means all reasonable and documented costs or expenses (including reasonable attorneys’ fees and expenses, whether generated in-house or by outside counsel) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable and documented attorneys’ fees and expenses (whether generated in-house or by outside counsel) incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower State” means the state under whose laws Borrower is organized, which is Delaware as of the Closing Date.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to sixty-five percent (65%%) of Borrower’s accounts receivable book value, measured on trailing one (1) month basis as of the last day of each month, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower; provided, however, that (i) Bank has the right to decrease the foregoing percentages in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value and (ii) Bank has the right to decrease the foregoing percentages and deem certain accounts receivable as excluded from the Borrowing Base in its sole discretion based on the results of the audit of the Collateral required pursuant to Section 3.1(d) hereof.

“Borrowing Base Certificate” means that certain certificate detailing certain Collateral in the form of Exhibit E attached hereto.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash” means unrestricted cash and cash equivalents.

“Cash Burn” means, for any applicable measuring period, the sum of (i) earnings before depreciation and amortization, plus (ii) the aggregate amount of capital expenditures, in each case as measured on an average trailing six (6) month basis.

“Change in Control” shall mean a transaction (other than (i) an initial public offering or (ii) a bona fide equity financing or series of financings) in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Chief Executive Office State” means California, where Borrower’s chief executive office is located.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral to the extent not described in Exhibit B, except to the extent (i) any such property is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, or (iii) any such property constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of sixty five percent (65%) of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote; provided that in no case shall the definition of “Collateral” exclude any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment.

“Collateral Coverage Ratio” means a ratio of (a) (i) Borrower’s Cash at Bank, plus (ii) twenty-five percent (25%) of Borrower’s accounts receivable book value, measured on trailing one (1) month basis as of the last day of each month, to (b) Thirty Million Dollars ($30,000,000).

“Collections” means all payments from or on behalf of an account debtor with respect to Borrower’s rights to payment arising in the ordinary course of Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and bankers’ acceptances.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Extension” means each Advance, Term Loan or any other extension of credit by Bank to or for the benefit of Borrower hereunder.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“Excluded Account(s)” means any of Borrower’s depository, operating, investment accounts which maintains, an average daily balance of less than One Million Dollars ($1,000,000) on a trailing three (3) month basis.

“First Extended Interest-Only Period” means Borrower’s achievement of Remaining Months Liquidity of at least 15.00 to 1.00, measured as of June 30, 2023.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations, if any.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)	Copyrights, Trademarks and Patents;

(b)	Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)	Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)

Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)	All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; and

(f)	All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership of (including stock, partnership or limited liability company interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means (i) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a)	Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)	Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)

Indebtedness not to exceed Three Hundred Thousand Dollars ($300,000) in the aggregate in any fiscal year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness;

(d)	Subordinated Debt;

(e)	Indebtedness not to exceed Three Hundred Thousand Dollars ($300,000) in the aggregate incurred under corporate credit cards in the ordinary course of business;

(f)	Intercompany Indebtedness (i) to Subsidiaries not co-borrowers or guarantors not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year and (ii) to Borrower;

(g)	Indebtedness to trade creditors incurred in the ordinary course of business;

(h)	Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(i)

Letters of credit with financial institutions other than Bank incurred in the ordinary course of business in connection with the leasing of real property in an aggregate amount not to exceed One Hundred Fifty Thousand Dollars ($150,000);

(j)	Additional unsecured Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate at any time; and

(k)

Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means:

(a)	Investments existing on the Closing Date disclosed in the Schedule;

(b)

(i) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within two (2) years from the date of acquisition thereof, (ii) commercial paper maturing no more than two hundred seventy (270) from the date of creation thereof and currently having rating of at least A-1 or P-1 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) Bank’s certificates of deposit maturing no more than two (2) years from the date of investment therein, and (iv) Bank’s money market accounts;

(c)

Repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists;

(d)	Investments accepted in connection with Permitted Transfers;

(e)

Investments of Subsidiaries in or to other Subsidiaries or Borrower, Investments in or to Borrower and Investments by Borrower in non-borrower, non-guarantor Subsidiaries not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year;

(f)

Investments not to exceed Three Hundred Thousand Dollars ($300,000) in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(g)

Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business;

(h)

Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i)

Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed Three Hundred Thousand Dollars ($300,000) in the aggregate in any fiscal year;

(j)	Investments made pursuant to Borrower’s investment policy approved by its Board of Directors;

(k)	Investments permitted under Sections 7.3, 7.6 or 7.7; and

(l)	Additional Investments, other than Investments in Subsidiaries, by Borrower that do not exceed Three Hundred Thousand Dollars ($300,000) in the aggregate during the term of this Agreement.

“Permitted Liens” means the following:

(a)	Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b)

Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests (other than statutory liens arising as a matter of law);

(c)

Liens not to exceed Three Hundred Thousand Dollars ($300,000.00) in the aggregate (i) upon or in any Equipment (other than Equipment financed by a Credit Extension) acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)	Liens incurred in connection with licenses or sublicenses permitted hereunder;

(e)	Statutory Liens securing claims or demands of materialmen, mechanics, carriers, repairmen, or other like Liens imposed without the action of such parties arising in the ordinary course of business;

(f)	Liens to secure payment for workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business;

(g)

Non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and licenses of Intellectual Property that could not result in a legal transfer of title of the licensed property that may be exclusive as to field of use and other respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States;

(h)	Liens arising in connection with the corporate credit cards as permitted in clause (e) of the definition of “Permitted Indebtedness”;

(i)

Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (h) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(j)	Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.5 (attachment) or 8.9 (judgments);

(k)	Leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business); and

(l)

Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secured standard fees for deposit services charged by, but not financing made available by such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts to the extent required by Section 6.6.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of:

(a)	Inventory in the ordinary course of business;

(b)	Licenses permitted hereunder;

(c)	worn-out, unutilized or obsolete Equipment;

(d)	grants of security interests and other Liens that constitute Permitted Liens;

(e)	Transfers that constitute Permitted Investments;

(f)	cash, unless otherwise prohibited by the terms of this Agreement; and

(g)	Other assets of Borrower or its Subsidiaries that do not in the aggregate exceed Three Hundred Thousand Dollars ($300,000) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the greater of three and one-quarter of one percent (3.25%) per year, or the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

“Remaining Months Liquidity” means a ratio of Cash to Cash Burn.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the VP, Finance and Accounting of Borrower.

“Revolving Line” means a Credit Extension of up to Ten Million Dollars ($10,000,000).

“Revolving Maturity Date” means June 30, 2025.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Second Extended Interest-Only Period” means Borrower’s achievement of Remaining Months Liquidity of at least 10.00 to 1.00, measured as of December 31, 2023.

“Shares” means (i) sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is not an entity organized under the laws of the United States or any territory thereof, and (ii) one hundred percent (100%)

of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in any Subsidiary of Borrower which is an entity organized under the laws of the United States or any territory thereof.

“SOS Reports” means the official reports from the Secretaries of State of the Chief Executive Office State and the Borrower State and other applicable federal, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the stock, limited liability company interest or joint venture of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Term Loan” has the meaning set forth in Section 2.1(b)(i).

“Term Loan Maturity Date” means June 30, 2025.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

DEBTOR	BERKELEY LIGHTS, INC.

SECURED PARTY:	EAST WEST BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

All personal property of Debtor of every kind, whether presently existing or hereafter created or acquired, and wherever located, including but not limited to: (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include property (a) nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, §25-9-406 and §25-9-408 of the Uniform Commercial Code), (b) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote or any Subsidiary with the sole purpose to hold the stock of such controlled foreign corporation, (c) property (including any attachments, accessions or replacements) that is subject to an Equipment lien, if the grant of a security interest with respect to such property would be prohibited by the agreement creating such lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such lien; or (d) any of the intellectual property, in any medium, of any kind or nature whatsoever, including but not limited to Copyrights, Trademarks, and Patents now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment from the sale, licensing or disposition of all or any part of, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of June 30, 2021, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

EXHIBIT C

LOAN ADVANCE / PAYMENT AUTHORIZATION (MUST BE RECEIVED BY 5:00 PM PST FOR SAME DAY PROCESSING) WHEN COMPLETED E-MAIL TO: AdvanceGroup@EastWestBank.com OR FAX TO: 626-927-2088

LOAN REQUEST FORM (TO BE COMPLETED BY BORROWER)

Borrower: BERKELEY LIGHTS, INC. Name:	Date of Request:

Borrower Contact No.:

Loan / Note No: (“Loans”)

LOAN ADVANCE REQUEST (TO BE COMPLETED BY BORROWER)
Effective Date	Credit To	Description	Amount

UCC Equipment Filing Require: ☐ Yes ☐ NO	If yes, please provide a copy of supporting documents

LOAN PAYMENT REQUEST (TO BE COMPLETED BY BORROWER)
Effective Date	Debit From	Credit to Loan/Note No.	Payment Type			Total Amount
			Principal	Interest	Fee

CERTIFICATION OF BORROWER
This request is made to East West Bank by an authorized representative (s) of Borrower, who signs below and who certifies that: (i) The representations and warranties by Borrower set forth in the Business Loan Agreement and Related Loan Documents (collectively “Loan Documents”) are true and correct in all materials respects (or, if conditioned on materiality, in all respects) as of the date made and as of the dated of this advanced request; (ii) Borrower is not in violation of any of the terms of the Loan Documents; (iii) no Event of Default has occurred and is continuing or would result from making the Loan Advance; and, (iv) there has been no material adverse change in Borrower’s financial condition since the Loan Documents were executed.
Authorized Signature:	Printed Name/Title:
Authorized Signature:	Printed Name/Title:

EAST WEST BANK OFFICE USE ONLY
EWB Verification:	☐ Authorize Signature	☐ ABL Availability: $	Maturity Date:

SPECIAL INSTRUCTIONS

Prepared By:		Printed Name/Title:
Signature
Approved By:		Printed Name/Title:
Signature

LOAN SERVICING DEPARTMENT ONLY
Processed By:			Date:

EXHIBIT D

COMPLIANCE CERTIFICATE

Please send all Required Reporting to:	East West Bank
2350 Mission College Blvd., Suite 988
Santa Clara, CA 95054
Fax: (408) 588-9688

FROM:         BERKELEY LIGHTS, INC.

The undersigned authorized Officer of BERKELEY LIGHTS, INC. (“Borrower”), hereby certifies, solely in his or her capacity as an officer of the company and not in his or her individual capacity that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.9, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” or “Applicable” column.

REPORTING COVENANTS	REQUIRED	COMPLIES
Company Prepared Quarterly F/S	Quarterly, within 45 days	YES	NO
Compliance Certificate	Quarterly, within 45 days (except as otherwise noted in Section 6.2(c))	YES	NO
Borrowing Base Certificate	Monthly, within 30 days (except as otherwise noted in Section 6.2(d))
CPA Audited, Unqualified F/S	Annually, within 90 days of FYE	YES	NO
Annual Business Plan (incl. operating budget)	Earlier of (i) 30 days after FYE or (ii) 7 days of approval from BOD	YES	NO

If Public:
10-Q	Quarterly, within 5 days of SEC filing (50 days)	YES	NO
10-K	Annually, within 5 days of SEC filing (95 days)	YES	NO

COVENANTS	REQUIRED	COMPLIES
Remaining Months Liquidity measured on a trailing 6 months bias	At all times after the aggregate amount of Borrower’s Cash at Bank falls below $50,000,000, 4.00 to 1.00 or Borrower must execute an Amendment to Loan and Security Agreement and Intellectual Property Security Agreement to provide Bank with a perfected first priority security interest on Borrower’s Intellectual Property	YES	NO	N/A

Springing Collateral Coverage	At all times after the aggregate amount of Borrower’s Cash at Bank falls below $50,000,000, Borrower shall maintain a Collateral Coverage Ratio of 1.25 to 1.00	YES	NO	N/A

Creation/Acquisition of Subsidiaries	In the then-next Compliance Certificate	YES	NO

Please Enter Below Comments Regarding Violations:

The Officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no credit extensions will be made.

Very truly yours,

BERKELEY LIGHTS, INC.

Authorized Signer

Name:

Title:

EXHIBIT E

Borrowing Base Certificate

[to be attached]

EXHIBIT F

Form of Amendment to Loan and Security Agreement

[to be attached]

FORM OF

AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Amendment to Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into as of [                    ], by and between EAST WEST BANK (“Bank”) and BERKELEY LIGHTS, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Amended and Restated Loan and Security Agreement dated as of June [    ], 2021 (as amended from time to time, collectively, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.    THE FOLLOWING DEFINED TERMS IN EXHIBIT A OF THE AGREEMENT HEREBY ARE ADDED, AMENDED OR RESTATED AS FOLLOWS:

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described in Exhibit B, except to the extent (i) any such property is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral, or (iii) any such property constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of sixty five percent (65%) of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote; provided that in no case shall the definition of “Collateral” exclude any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(a)	Copyrights, Trademarks and Patents;

(b)	Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)	Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)

Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)	All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)	All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)	All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.”

2.    THE FOLLOWING DEFINED TERM IN EXHIBIT A OF THE AGREEMENT HEREBY IS DELETED IN ITS ENTIRETY:

“INTELLECTUAL PROPERTY”

3.    SECTION 4.1 OF THE AGREEMENT HEREBY IS AMENDED AND RESTATED AS FOLLOWS:

“4.1    Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Upon request by Borrower and payment in full in cash of the Obligations (other than inchoate indemnity obligations and obligations that expressly survive termination) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall promptly release its liens and interests in the Collateral and Bank shall take such actions as reasonably requested by Borrower in order to cause such Liens to be terminated of record (including filing UCC-3 or other similar termination statements with respect to such Liens).”

4.    SECTION 5.4 OF THE AGREEMENT HEREBY IS AMENDED AND RESTATED AS FOLLOWS:

“5.4    Intellectual Property Collateral. Borrower is the sole owner or licensee of the Intellectual Property Collateral, except for (a) licenses permitted hereunder or non-exclusive licenses granted by Borrower to its customers in the ordinary course of business, (b) over the counter software that is commercially available to the public, and (c) those agreements into which Borrower has entered that provide for joint ownership of certain intellectual property rights created during the course of the engagement. To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect.”

5.    NEW SECTION 6.2(J) HEREBY IS ADDED TO THE AGREEMENT AS FOLLOWS:

“(j) within thirty (30) days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement, except for any engagements coming within the scope of Section 5.4(c) that Borrower enters into in the ordinary course of business.”

6.    SECTION 6.9 OF THE AGREEMENT HEREBY IS AMENDED AND RESTATED AS FOLLOWS:

“6.9    Registration of Intellectual Property Rights.

(a)    Borrower shall register or cause to be registered (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b)    Borrower shall in the then-next Compliance Certificate give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(c)    Borrower shall (i) give Bank not less than thirty (30) days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, or such other shorter notice period if Borrower is filing on an expedited basis for business reasons and a 30-day notice period would potentially cause harm or prejudice to Borrower’s rights ; (ii) prior to the filing of any such applications or registrations, execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower, except that Borrower is not required to delay filing if doing so would potentially cause harm or prejudice to Borrower’s rights; (iii) upon the request of Bank, either deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; (iv) upon filing any such applications or registrations, promptly provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(d)    Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank’s security interest in the Intellectual Property Collateral.

(e)    Borrower shall use commercially reasonably efforts to (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents, Copyrights, and trade secrets that have material value, (ii) detect infringements of the Trademarks, Patents and Copyrights that have material value and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(f)    Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section 6.9, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.9 to take but which Borrower fails to take, after fifteen (15) days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.9.”

7.    SECTION 9.2 OF THE AGREEMENT HEREBY IS AMENDED AND RESTATED AS FOLLOWS:

“9.2    Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (h) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations (other than inchoate indemnity obligations and obligations that expressly survive termination) have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.”

8.    EXHIBIT B TO THE AGREEMENT HEREBY IS REPLACED WITH EXHIBIT B ATTACHED HERETO.

9.    EXHIBIT D TO THE AGREEMENT HEREBY IS REPLACED WITH EXHIBIT D ATTACHED HERETO.

10.    NO COURSE OF DEALING ON THE PART OF BANK OR ITS OFFICERS, NOR ANY FAILURE OR DELAY IN THE EXERCISE OF ANY RIGHT BY BANK, SHALL OPERATE AS A WAIVER THEREOF, AND ANY SINGLE OR PARTIAL EXERCISE OF ANY SUCH RIGHT SHALL NOT PRECLUDE ANY LATER EXERCISE OF ANY SUCH RIGHT. BANK’S FAILURE AT ANY TIME TO REQUIRE STRICT PERFORMANCE BY BORROWER OF ANY PROVISION SHALL NOT AFFECT ANY RIGHT OF BANK THEREAFTER TO DEMAND STRICT COMPLIANCE AND PERFORMANCE. ANY SUSPENSION OR WAIVER OF A RIGHT MUST BE IN WRITING SIGNED BY AN OFFICER OF BANK.

11.    UNLESS OTHERWISE DEFINED, ALL INITIALLY CAPITALIZED TERMS IN THIS AMENDMENT SHALL BE AS DEFINED IN THE AGREEMENT. THE AGREEMENT, AS AMENDED HEREBY, SHALL BE AND REMAIN IN FULL FORCE AND EFFECT IN ACCORDANCE WITH ITS RESPECTIVE TERMS AND HEREBY IS RATIFIED AND CONFIRMED IN ALL RESPECTS. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE EXECUTION, DELIVERY, AND PERFORMANCE OF THIS AMENDMENT SHALL NOT OPERATE AS A WAIVER OF, OR AS AN AMENDMENT OF, ANY RIGHT, POWER, OR REMEDY OF BANK UNDER THE AGREEMENT, AS IN EFFECT PRIOR TO THE DATE HEREOF.

12.    BORROWER REPRESENTS AND WARRANTS THAT THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE AGREEMENT ARE TRUE AND CORRECT IN ALL MATERIAL RESPECTS AS OF THE DATE OF THIS AMENDMENT, AND THAT NO EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING.

13.    AS A CONDITION TO THE EFFECTIVENESS OF THIS AMENDMENT, BANK SHALL HAVE RECEIVED, IN FORM AND SUBSTANCE SATISFACTORY TO BANK, THE FOLLOWING:

(a)    this Amendment, duly executed by Borrower;

(b)    a Corporate Borrowing Certificate with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment, substantially in the form attached hereto;

(c)    a UCC-3 Amendment;

(d)    an intellectual property security agreement;

(e)    all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

(f)    such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

14.    THIS AMENDMENT MAY BE EXECUTED IN TWO OR MORE COUNTERPARTS, EACH OF WHICH SHALL BE DEEMED AN ORIGINAL, BUT ALL OF WHICH TOGETHER SHALL CONSTITUTE ONE INSTRUMENT.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

BERKELEY LIGHTS, INC.

By:
Title:

EAST WEST BANK

By:
Title:

[Signature Page to Amendment to Loan and Security Agreement]

DEBTOR	BERKELEY LIGHTS, INC.

SECURED PARTY:	EAST WEST BANK

EXHIBIT B

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)

all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)

all common law and statutory copyrights and copyright registrations, applications for registration, now existing or hereafter arising, in the United States of America or in any foreign jurisdiction, obtained or to be obtained on or in connection with any of the foregoing, or any parts thereof or any underlying or component elements of any of the foregoing, together with the right to copyright and all rights to renew or extend such copyrights and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of copyright;

(c)

all trademarks, service marks, trade names and service names and the goodwill associated therewith, together with the right to trademark and all rights to renew or extend such trademarks and the right (but not the obligation) of Secured Party to sue in its own name and/or in the name of the Debtor for past, present and future infringements of trademark;

(d)

all (i) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (ii) licenses pertaining to any patent whether Debtor is licensor or licensee, (iii) income, royalties, damages, payments, accounts and accounts receivable now or hereafter due and/or payable under and with respect thereto, including, without limitation, damages and payments for past, present or future infringements thereof, (iv) right (but not the obligation) to sue in the name of Debtor and/or in the name of Secured Party for past, present and future infringements thereof, (v) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (vi) reissues, divisions, continuations, renewals, extensions and continuations-in-part with respect to any of the foregoing; and

(e)

any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include any property (a) nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, §25-9-406 and §25-9-408 of the Uniform Commercial Code), (b) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote or any Subsidiary with the sole purpose to hold the stock of such controlled foreign corporation or (c) property (including any attachments, accessions or replacements) that is subject to an Equipment lien, if the grant of a security interest with respect to such property would be prohibited by the agreement creating such lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such lien.

EXHIBIT D

COMPLIANCE CERTIFICATE

Please send all Required Reporting to:	East West Bank
2350 Mission College Blvd., Suite 988
Santa Clara, CA 95054
Fax: (408) 588-9688

FROM:         BERKELEY LIGHTS, INC.

The undersigned authorized Officer of BERKELEY LIGHTS, INC. (“Borrower”), hereby certifies, solely in his or her capacity as an officer of the company and not in his or her individual capacity that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants, including without limitation the ongoing registration of intellectual property rights in accordance with Section 6.9, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” or “Applicable” column.

REPORTING COVENANTS	REQUIRED	COMPLIES
Company Prepared Monthly F/S	Quarterly, within 45 days	YES	NO
Compliance Certificate	Quarterly, within 45 days (except as otherwise noted in Section 6.2(c))	YES	NO
Borrowing Base Certificate	Monthly, within 30 days (except as otherwise noted in Section 6.2(d))
CPA Audited, Unqualified F/S	Annually, within 90 days of FYE	YES	NO
Annual Business Plan (incl. operating budget)	Earlier of (i) 30 days after FYE or (ii) 7 days of approval from BOD	YES	NO
Intellectual Property Report	Quarterly, within 45 days

Audit	Annual	YES	NO

If Public:
10-Q	Quarterly, within 5 days of SEC filing (50 days)	YES	NO
10-K	Annually, within 5 days of SEC filing (95 days)	YES	NO

Total amount of Borrower’s cash and investments	Amount: $	YES	NO
Total amount of Borrower’s cash and investments maintained with Bank	Amount: $	YES	NO

COVENANTS	REQUIRED	COMPLIES
Remaining Months Liquidity measured on a trailing 6 months bias	4.00 to 1.00 or Borrower must execut an Amendment to Loan and Security Agreement and Intellectual Property Security Agreement to provide Bank with a perfected first priority security interest on Borrower’s Intellectual Property	YES	NO	N/A

Springing Collateral Coverage	At all times after the aggregate amount of Borrower’s Cash at Bank falls below $50,000,000, Borrower shall maintain a Collateral Coverage Ratio of 1.25 to 1.00	YES	NO	N/A

Please Enter Below Comments Regarding Violations:

The Officer further acknowledges that at any time Borrower is not in compliance with all the terms set forth in the Agreement, including, without limitation, the financial covenants, no credit extensions will be made.

Very truly yours,

BERKELEY LIGHTS, INC.

Authorized Signer

Name:
Title:

CORPORATE BORROWING CERTIFICATE

BORROWER: BERKELEY LIGHTS, INC.	DATE: [ ]
BANK: East West Bank

I hereby certify, solely in my capacity as an officer of the Borrower and not in my individual capacity, as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3. Attached hereto are true, correct and complete copies of Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above. Such Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

☐

☐

☐

☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from East West Bank (“Bank”).

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit. Apply for letters of credit from Bank.

Foreign Exchange Contracts. Execute spot or forward foreign exchange contracts.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

BERKELEY LIGHTS, INC.

By:

Name:

Title:

***

If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the                          of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

[print title]

By:

Name:

Title:

EXHIBIT G

Form of Intellectual Property Security Agreement

[to be attached]

FORM OF

INTELLECTUAL PROPERTY SECURITY AGREEMENT

This Intellectual Property Security Agreement is entered into as of [                    ] by and between EAST WEST BANK (“Bank”) and BERKELEY LIGHTS, INC., a Delaware corporation (“Grantor”).

RECITALS

A.    Bank has agreed to make certain advances of money and to extend certain financial accommodations to Grantor (the “Loans”) in the amounts and manner set forth in that certain Amended and Restated Loan and Security Agreement by and between Bank and Grantor dated as of June [    ], 2021 (as the same may be amended, modified or supplemented from time to time, including but not limited to that certain Amendment to Loan and Security Agreement dated of even date herewith the “Loan Agreement”; capitalized terms used herein are used as defined in the Loan Agreement). Bank is willing to make the Loans to Grantor, but only upon the condition, among others, that Grantor shall grant to Bank a security interest in certain Copyrights, Trademarks and Patents to secure the obligations of Grantor under the Loan Agreement.

B.    Pursuant to the terms of the Loan Agreement, Grantor has granted to Bank a security interest in all of Grantor’s right, title and interest, whether presently existing or hereafter acquired, in, to and under all of the Collateral.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound, as collateral security for the prompt and complete payment when due of its obligations under the Loan Agreement and all other agreements now existing or hereafter arising between Grantor and Bank, Grantor hereby represents, warrants, covenants and agrees as follows:

AGREEMENT

1.    To secure its obligations under the Loan Agreement and under any other agreement now existing or hereafter arising between Grantor and Bank, Grantor grants and pledges to Bank a security interest in all of Grantor’s right, title and interest in, to and under its Intellectual Property Collateral (including without limitation those Copyrights, Patents and Trademarks listed on Exhibits A, B and C hereto), and including without limitation all proceeds thereof (such as, by way of example but not by way of limitation, license royalties and proceeds of infringement suits), the right to sue for past, present and future infringements, all rights corresponding thereto throughout the world and all re-issues, divisions continuations, renewals, extensions and continuations-in-part thereof.

2.    This security interest is granted in conjunction with the security interest granted to Bank under the Loan Agreement. The rights and remedies of Bank with respect to the security interest granted hereby are in addition to those set forth in the Loan Agreement and the other Loan Documents, and those which are now or hereafter available to Bank as a matter of law or equity. Each right, power and remedy of Bank provided for herein or in the Loan Agreement or any of the Loan Documents, or now or hereafter existing at law or in equity shall be cumulative and concurrent and shall be in addition to every right, power or remedy provided for herein and the exercise by Bank of any one or more of the rights, powers or remedies provided for in this Intellectual Property Security Agreement, the Loan Agreement or any of the other Loan Documents, or now or hereafter existing at law or in equity, shall not preclude the simultaneous or later exercise by any person, including Bank, of any or all other rights, powers or remedies.

3.    Grantor represents and warrants that Exhibits A, B, and C attached hereto set forth any and all intellectual property rights in connection to which Grantor has registered or filed an application with either the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

1

4.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument.

2

IN WITNESS WHEREOF, the parties have caused this Intellectual Property Security Agreement to be duly executed by its officers thereunto duly authorized as of the first date written above.

GRANTOR:

Address of Grantor:	BERKELEY LIGHTS, INC.

5858 Horton St., Ste. 320
Emeryville, CA 94608	By:
Attn: Shaun Holt, CFO
Title:

BANK:

Address of Bank:	EAST WEST BANK

2350 Mission College Blvd., Suite 988	By:
Santa Clara, CA 95054
Attn: James Tai, Managing Director	Title:

EXHIBIT A

Copyrights

Description	Registration Number	Registration Date

EXHIBIT B

Patents

Description	Patent/App. No.	File Date

EXHIBIT C

Trademarks

Description	Serial/Registration No.	File Date

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Exhibit A)

Name of Lender	Original Principal Amount/ Principal Outstanding	Maturity Date	Company/Subsidiary
Wareham Property Group dba Emerystation Joint Venture , LLC	$98,949/ / $43,239	March 2020	Berkeley Lights, Inc.

Permitted Investments (Exhibit A)

Permitted Liens (Exhibit A)

Prior Names (Section 5.5)

None.

Litigation (Section 5.6)

None.

CORPORATE BORROWING CERTIFICATE

BORROWER:	BERKELEY LIGHTS, INC.	DATE: June 30, 2021
BANK:	East West Bank

I hereby certify, solely in my capacity as an officer of Borrower and not in my individual capacity, as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3. Attached hereto are true, correct and complete copies of Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above. Such Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories

Kurt Wood	Chief Financial Officer	/s/ Kurt Wood	X

Stuart Merkadeau	General Counsel	/s/ Stuart Merkadeau	X

☐

☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from East West Bank (“Bank”).

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit. Apply for letters of credit from Bank.

Foreign Exchange Contracts. Execute spot or forward foreign exchange contracts.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrowers right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

BERKELEY LIGHTS, INC.

By:	/s/ Kurt Wood
Name:	Kurt Wood
Title:	Chief Financial Officer

***

If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the General Counsel of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

By:	/s/ Stuart Merkadeau
Name:	Stuart Merkadeau
Title:	General Counsel

EAST WEST BANK

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

(Term Loan)

Name: BERKELEY LIGHTS, INC.	Date: June 30, 2021

$20,000,000.00	credited to deposit account No. XXXXX when the Term Loan is requested or disbursed to Borrower by cashiers check or wire transfer

Amounts paid to others on your behalf:

$300,000.00	to East West Bank for Loan Fee ($200,000 Term Loan and $100,000 for RLOC) to be debited from the Borrower’s DDA at closing.

$	to East West Bank for Document Fee

$	to East West Bank for accounts receivable audit (estimate)

$28,242.50	to Bank counsel fees and expenses. Amount due to be debited from the Borrower’s DDA once invoice is available.

$20,000,000.00	to East West Bank to pay off the principal amount for existing debt facility (loan # 354001012). Proceeds from the new term loan (loan # 769625259) to be used to pay off the existing term loan.

$26,172.23	to East West Bank to pay the accrued interest under the existing debt facility (loan # 354001012) as of June 30, 2021. Amount due to be debited from the Borrower’s DDA at closing.

$20,000,000.00	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for East West Bank to disburse the loan proceeds as stated above.

/s/ Kurt R. Wood
Signature	Signature

EAST WEST BANK

AUTOMATIC DEBIT AUTHORIZATION
Member FDIC

To: East West Bank

Re: Loan # 769625212 and 769625259

You are hereby authorized and instructed to charge account No. XXXXX in the name of BERKELEY LIGHTS, INC.

for principal, interest and other payments due on above referenced loan as set forth below and credit the loan referenced above.

☒ Debit each interest payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒ Debit each principal payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒ Debit each payment for Bank Expenses as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature:	Date:
/s/ Kurt Wood	June 30, 2021

USA PATRIOT ACT

NOTICE

OF

CUSTOMER IDENTIFICATION

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

5

DEBTOR	BERKELEY LIGHTS, INC.

SECURED PARTY:	EAST WEST BANK

EXHIBIT A to UCC Financing Statement

COLLATERAL DESCRIPTION ATTACHMENT TO UCC NATIONAL FINANCING FORM

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

All personal property of Debtor of every kind, whether presently existing or hereafter created or acquired, and wherever located, including but not limited to: (a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and (b) any and all cash proceeds and/or noncash proceeds thereof, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Notwithstanding the foregoing, the Collateral shall not include property (a) nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, §25-9-406 and §25-9-408 of the Uniform Commercial Code), (b) constitutes the capital stock of a controlled foreign corporation (as defined in the IRC), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporations entitled to vote or any Subsidiary with the sole purpose to hold the stock of such controlled foreign corporation, (c) property (including any attachments, accessions or replacements) that is subject to an Equipment lien, if the grant of a security interest with respect to such property would be prohibited by the agreement creating such lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such lien; or (d) any of the intellectual property, in any medium, of any kind or nature whatsoever, including but not limited to Copyrights, Trademarks, and Patents now or hereafter owned or acquired or received by Borrower, or in which Borrower now holds or hereafter acquires or receives any right or interest (collectively, the “Intellectual Property”); provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment from the sale, licensing or disposition of all or any part of, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of June 30, 2021, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in the Rights to Payment.

Agreement to Furnish Insurance to Loan and Security Agreement

Borrower: BERKELEY LIGHTS, INC.

I understand that the Loan and Security Agreement or Deed of Trust which I executed in connection with this transaction requires me to provide certain insurance policies, including, without limitation, a physical damage insurance policy including a Lenders Loss Payable Endorsement in favor of East West Bank (the “Bank”) as shown below.

The following minimum insurance must be provided according to the terms of the security documents (together with such other insurance as may be required by the Bank pursuant to the terms of the security documents).

Fire & Extended Coverage

Lender’s Loss Payable Endorsement

I may obtain the required insurance from any company that is acceptable to the Bank, and will deliver proof of such coverage with an effective date of June 30, 2021, or earlier.

I understand and agree that if I fail to deliver proof of insurance to the Bank at the address below, or upon the lapse or cancellation of such insurance, the Bank may procure Lender’s Single Interest Insurance or other similar coverage on the property. If the Bank procures insurance to protect its interest in the property described in the security documents, the cost for the insurance will be added to my indebtedness as provided in the security documents. Lender’s Single Interest Insurance shall cover only the Bank’s interest as a secured party, and shall become effective at the earlier of the funding date of this transaction or the date my insurance was canceled or expired. I UNDERSTAND THAT LENDER’S SINGLE INTEREST INSURANCE WILL PROVIDE ME WITH ONLY LIMITED PROTECTION AGAINST PHYSICAL DAMAGE TO THE COLLATERAL, UP TO THE BALANCE OF THE LOAN, HOWEVER, MY EQUITY IN THE PROPERTY WILL NOT BE INSURED. FURTHER, THE INSURANCE WILL NOT PROVIDE MINIMUM PUBLIC LIABILITY OR PROPERTY DAMAGE INDEMNIFICATION AND DOES NOT MEET THE REQUIREMENTS OF THE FINANCIAL RESPONSIBILITY LAW.

CALIFORNIA CIVIL CODE SECTION 2955.5. HAZARD INSURANCE DISCLOSURE: No lender shall require a borrower, as a condition of receiving or maintaining a loan secured by real property, to provide hazard insurance coverage against risks to the improvements on that real property in an amount exceeding the replacement value of the improvements on the property.

Bank Address for Insurance Documents:

East West Bank
2350 Mission College Blvd., Suite 988
Santa Clara, CA 95054

I acknowledge having read the provisions of this agreement, and agree to its terms. I authorize the Bank to provide to any person (including any insurance agent or company) any information necessary to obtain the insurance coverage required.

Date: June 30, 2021	OWNER OF COLLATERAL:

BERKELEY LIGHTS, INC.

	By:	/s/ Kurt R. Wood
	Name:	Kurt R. Wood
	Title:	Chief Financial Officer

INSURANCE VERIFICATION

Date	Phone
Agents Name	Person Talked To
Agents Address
Insurance Company
Policy Number(s)
Effective Dates: From	To:
Deductible $	Comments: